Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
THIRD QUARTER 2009 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, November 2, 2009 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the three months and nine months ended September 30, 2009.  Reported results for the three months and nine months ended September 30, 2008 reflect the Company's offshore operations, which were sold during 2008, as discontinued operations.

Financial Results for the Three Months and Nine Months Ended September 30, 2009

Comstock reported a net loss of $12.6 million or 28¢ per share for the third quarter of 2009 as compared to 2008's third quarter net income from continuing operations of $54.8 million or $1.18 per diluted share.  The loss in the third quarter is primarily attributable to lower oil and natural gas prices in 2009.  Comstock averaged $3.63 per Mcf for sales of its natural gas production in the third quarter of 2009, 64% lower than the $10.16 per Mcf realized in 2008's third quarter.  Realized oil prices in the third quarter of 2009 averaged $57.96 per barrel, 45% lower than the $105.15 per barrel in 2008's third quarter.

Comstock's production in the third quarter of 2009 increased 13% to 17.0 billion cubic feet equivalent of natural gas ("Bcfe") as compared to production of 15.0 Bcfe in the third quarter of 2008.  The 2009 third quarter average daily production rate of 184.3 million cubic feet of natural gas equivalent ("MMcfe") increased 9% from the 2009 second quarter production rate of 168.6 MMcfe per day.

The lower oil and natural gas prices caused the third quarter of 2009's oil and gas sales to decrease 59% to $67.4 million as compared to 2008's third quarter sales of $163.9 million.  Comstock's operating cash flow (before changes in working capital accounts) in the third quarter of 2009 of $70.0 million decreased 47% from 2008's third quarter operating cash flow from continuing operations of $133.0 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, decreased 66% to $46.8 million in 2009's third quarter from 2008's third quarter EBITDAX from continuing operations of $138.9 million.

Comstock reported a net loss of $29.7 million or 66¢ per share for the first nine months of 2009 as compared to net income from continuing operations of $154.6 million or $3.36 per diluted share in the first nine months of 2008.  The loss for the first nine months of 2009 is also primarily attributable to the substantial decline in oil and natural gas prices.  Comstock averaged $4.05 per Mcf for sales of its natural gas production in the first nine months of 2009, 58% lower than the $9.65 per Mcf realized in the first nine months of 2008.  Realized oil prices in the first nine months of 2009 averaged $46.42 per barrel, 53% lower than the $97.74 per barrel in the first nine months of 2008.  Comstock's production in the first nine months of 2009 increased 8% to 46.4 Bcfe as compared to pro forma production of 43.1 Bcfe in the first nine months of 2008, which excludes production from properties sold during 2008.

Oil and gas sales for the first nine months of 2009 decreased 57% to $200.7 million from $463.6 million in the first nine months of 2008.  Operating cash flow (before changes in working capital accounts) generated by Comstock in the first nine months of 2009 of $156.9 million decreased 56% from operating cash flow from continuing operations of $358.8 million in the first nine months of 2008.  EBITDAX decreased 65% to $134.3 million in the first nine months of 2009 from EBITDAX from continuing operations of $387.2 million in the first nine months of 2008.

2009 Drilling Results

During the first nine months of 2009, Comstock drilled 38 wells (28.2 net), all of which were successful.  Thirty-one of the 38 wells drilled were horizontal wells.  The Company's drilling program this year is primarily focused on developing its Haynesville shale properties in East Texas and North Louisiana.  Through the end of the third quarter, the Company has drilled 28 horizontal wells (20.8 net) in the Haynesville or Bossier shale in 2009, 25 of which are currently producing.  The remaining three are in the process of being completed.  As of September 30, 2009, Comstock was drilling six horizontal wells and was also participating in the drilling of a non-operated horizontal well.  All of these wells are targeting the Haynesville shale.

Since the Company's last operational update, Comstock has completed three additional successful operated Haynesville shale horizontal wells in DeSoto Parish in North Louisiana in addition to the seven reported on in the October 5, 2009 update.  Two wells are in its Toledo Bend North field and the other is in the Logansport field.

In Toledo Bend North, the BSMC 8 #1H was drilled to a vertical depth of 11,577 feet with a 4,541 foot horizontal lateral.  The well was completed with 12 frac stages and was tested at an initial production rate of 8.9 MMcfe per day.  Comstock has an 88% working interest in this well.  The BSMC 9 #1H was drilled to a vertical depth of 11,610 feet with a 4,401 foot horizontal lateral.  The well was completed with 12 frac stages and was tested with an initial production rate of 10.4 MMcfe per day.  Comstock has a 77% working interest in this well.  In the Logansport field, the Brown HZ #1 well was drilled to a vertical depth of 11,491 feet with a 4,254 foot horizontal lateral.  The well was completed with 12 frac stages and was tested at an initial production rate of 15.7 MMcfe per day.  Comstock has a 76% working interest in this well.  These ten third quarter operated Haynesville shale wells were tested at an average initial production rate of 14.5 MMcfe per day per well.

Comstock expects to spend $355.0 million on its 2009 drilling program.  Costs to drill and complete wells have fallen since the beginning of the year which will allow Comstock to drill more wells than was anticipated in its original 2009 budget.  Comstock now expects to drill 52 (38.4 net) wells in 2009 including 41 (30.6 net) horizontal Haynesville shale wells.

Comstock has planned a conference call for 9:30 a.m. Central Time on Tuesday, November 3, 2009, to discuss the operational and financial results for the third quarter of 2009.  Investors wishing to participate should visit our website at www.comstockresources.com for a live web cast or dial 1-800-299-9086 and provide access code 62422687 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com. The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Oil and gas sales	$67,436	$163,852	$200,662	$463,595
Gain on sale of assets	—	5,356	—	26,560

Operating expenses:
Oil and gas operating	16,019	21,556	50,463	66,120
Exploration	227	2,794	371	5,032
Depreciation, depletion and amortization	53,933	45,943	152,001	131,870
Impairment of oil and gas properties	115	—	115	—
General and administrative	8,689	7,242	27,559	20,328

Total operating expenses	78,983	77,535	230,509	223,350

Operating income (loss) from continuing operations	(11,547)	91,673	(29,847)	266,805

Other income (expenses):
Interest income	3	587	35	953
Other income	23	29	115	87
Interest expense	(3,244)	(4,751)	(8,307)	(23,248)

Total other income (expenses)	(3,218)	(4,135)	(8,157)	(22,208)

Income (loss) from continuing operations before income taxes	(14,765)	87,538	(38,004)	244,597
Benefit from (provision for) income taxes	2,193	(32,774)	8,300	(90,003)

Income (loss) from continuing operations	(12,572)	54,764	(29,704)	154,594

Income from discontinued operations after income taxes and minority interest	—	169,853	—	193,745
Net income (loss)	$(12,572)	$224,617	$(29,704)	$348,339

Basic net income (loss) per share:
Continuing operations	$(0.28)	$1.19	$(0.66)	$3.38
Discontinued operations	—	3.69	—	4.24
	$(0.28)	$4.88	$(0.66)	$7.62
Diluted net income (loss) per share:
Continuing operations	$(0.28)	$1.18	$(0.66)	$3.36
Discontinued operations	—	3.67	—	4.21
	$(0.28)	$4.85	$(0.66)	$7.57
Weighted average shares outstanding:
Basic	45,032	44,748	44,992	44,448
Diluted(1)	45,032	44,971	44,992	44,776

(1) In 2009, basic and diluted shares are the same due to the net loss.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

OPERATING CASH FLOW:
Net income (loss) from continuing operations	$(12,572)	$54,764	$(29,704)	$154,594
Reconciling items:
Deferred income taxes	24,302	32,667	22,318	85,171
Dry hole costs and lease impairments	—	1,875	—	4,113
Depreciation, depletion and amortization	53,933	45,943	152,001	131,870
Impairment of oil and gas properties	115	—	115	—
Gain on sale of assets	—	(5,356)	—	(26,560)
Debt issuance cost amortization	203	203	608	608
Stock-based compensation	4,046	3,252	11,533	8,968
Unrealized loss on derivatives	—	(359)	—	—
Operating cash flow	70,027	132,989	156,871	358,764
Excess tax benefit from stock-based compensation	(50)	(173)	(974)	(8,805)
(Increase) decrease in accounts receivable	(1,767)	10,578	12,043	(14,738)
Increase in other current assets	(22,724)	(7,583)	(23,378)	(8,758)
Increase (decrease) in accounts payable and accrued expenses	2,919	(5,505)	(26,712)	4,573
Net cash provided by operating activities from continuing operations	$48,405	$130,306	$117,850	$331,036

EBITDAX:
Income (loss) from continuing operations	$(12,572)	$54,764	$(29,704)	$154,594
Gain on sale of assets	—	(5,356)	—	(26,560)
Interest expense	3,244	4,751	8,307	23,248
Income tax expense (benefit)	(2,193)	32,774	(8,300)	90,003
Depreciation, depletion and amortization	53,933	45,943	152,001	131,870
Impairment of oil and gas properties	115	—	115	—
Stock-based compensation	4,046	3,252	11,533	8,968
Exploration	227	2,794	371	5,032
EBITDAX from continuing operations	$46,800	$138,922	$134,323	$387,155

	As of September 30,
	2009	2008

Balance Sheet Data:
Cash and cash equivalents	$3,094	$118,357
Derivative financial instruments	5,264	2,932
Other current assets	72,325	76,178
Marketable securities	86,721	181,858
Property and equipment, net	1,546,745	1,381,289
Other	2,545	3,349
Total assets	$1,716,694	$1,763,963

Accounts payable and accrued expenses	$93,036	$282,247
Derivative financial instruments	—	176
Long-term debt	340,000	175,000
Deferred income taxes	212,327	170,553
Asset retirement obligation	6,030	7,369
Stockholders' equity	1,065,301	1,128,618
Total liabilities and stockholders' equity	$1,716,694	$1,763,963

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended September 30, 2009					For the Three Months Ended September 30, 2008
	East Texas/					East Texas/
	North	South				North	South
	Louisiana	Texas	Other	Total		Louisiana	Texas	Other	Total
Oil production (thousand barrels)	39	33	91	163		95	38	131	264
Gas production (million cubic feet – Mmcf)	10,486	4,831	659	15,976		7,441	5,163	791	13,395
Total production (Mmcfe)	10,715	5,029	1,211	16,955		8,012	5,388	1,577	14,977

Oil sales	$2,502	$2,117	$4,836	$9,455		$11,164	$4,504	$12,053	$27,721
Gas sales	31,434	17,183	2,058	50,675		77,978	54,018	6,865	138,861
Gas hedging gains (losses)	—	7,306	—	7,306		—	(2,730)	—	(2,730)
Total gas sales	31,434	24,489	2,058	57,981		77,978	51,288	6,865	136,131
Total oil and gas sales	$33,936	$26,606	$6,894	$67,436		$89,142	$55,792	$18,918	$163,852

Average oil price (per barrel)	$64.15	$64.15	$53.14	$57.96		$117.52	$118.53	$92.01	$105.15
Average gas price (per thousand cubic feet – Mcf)	$3.00	$3.56	$3.12	$3.17		$10.48	$10.46	$8.68	$10.37
Average gas price including hedging (per Mcf)	$3.00	$5.07	$3.12	$3.63		$10.48	$9.93	$8.68	$10.16
Average price (per Mcf equivalent)	$3.17	$3.84	$5.69	$3.55		$11.13	$10.86	$12.00	$11.12
Average price including hedging (per Mcf equivalent)	$3.17	$5.29	$5.69	$3.98		$11.13	$10.35	$12.00	$10.94
Lifting cost(1)	$7,637	$4,834	$3,548	$16,019	(1)	$9,485	$7,224	$4,847	$21,556	(1)
Lifting cost (per Mcf equivalent)	$0.71	$0.96	$2.93	$0.94		$1.18	$1.34	$3.07	$1.44

Oil and Gas Capital Expenditures:
Leasehold costs	$2,376	$313	$52	$2,741		$89,213	$206	$47	$89,466
Exploratory drilling	22,416	39	—	22,455		—	426	44	470
Development drilling	49,335	2,647	10	51,992		54,784	16,769	460	72,013
Other development	824	954	30	1,808		166	1,032	328	1,526
Total	$74,951	$3,953	$92	$78,996		$144,163	$18,433	$879	$163,475

(1) Includes production taxes of $1,849 and $6,114 for the three months ended September 30, 2009 and 2008, respectively.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Nine Months Ended September 30, 2009					For the Nine Months Ended September 30, 2008
	East Texas/					East Texas/
	North	South				North	South
	Louisiana	Texas	Other	Total		Louisiana	Texas	Other	Total
Oil production (thousand barrels)	167	122	295	584		226	142	407	775
Gas production (million cubic feet – Mmcf)	26,278	14,565	2,034	42,877		21,395	16,633	2,179	40,207
Total production (Mmcfe)	27,278	15,299	3,803	46,380		22,752	17,485	4,618	44,855

Oil sales	$8,185	$6,310	$12,603	$27,098		$25,213	$16,012	$34,494	$75,719
Gas sales	91,009	55,293	6,930	153,232		212,455	162,993	19,786	395,234
Gas hedging gains (losses)	—	20,332	—	20,332		—	(7,358)	—	(7,358)
Total gas sales	91,009	75,625	6,930	173,564		212,455	155,635	19,786	387,876
Total oil and gas sales	$99,194	$81,935	$19,533	$200,662		$237,668	$171,647	$54,280	$463,595

Average oil price (per barrel)	$49.01	$51.72	$42.72	$46.42		$111.56	$112.76	$84.75	$97.74
Average gas price (per thousand cubic feet – Mcf)	$3.46	$3.80	$3.41	$3.57		$9.93	$9.80	$9.08	$9.83
Average gas price including hedging (per Mcf)	$3.46	$5.19	$3.41	$4.05		$9.93	$9.36	$9.08	$9.65
Average price (per Mcf equivalent)	$3.64	$4.03	$5.14	$3.89		$10.45	$10.24	$11.75	$10.50
Average price including hedging (per Mcf equivalent)	$3.64	$5.36	$5.14	$4.33		$10.45	$9.82	$11.75	$10.34
Lifting cost(2)	$23,889	$15,614	$10,960	$50,463	(2)	$28,133	$22,312	$15,675	$66,120	(2)
Lifting cost (per Mcf equivalent)	$0.88	$1.02	$2.88	$1.09		$1.24	$1.28	$3.39	$1.47

Oil and Gas Capital Expenditures:
Leasehold costs	$9,544	$644	$155	$10,343		$109,220	$1,612	$108	$110,940
Exploratory drilling	88,917	1,932	—	90,849		—	2,783	395	3,178
Development drilling	117,187	26,433	121	143,741		137,343	43,033	2,006	182,382
Other development	4,036	4,232	326	8,594		1,451	8,068	3,309	12,828
Total	$219,684	$33,241	$602	$253,527		$248,014	$55,496	$5,818	$309,328

(2) Includes production taxes of $5,486 and $18,892 for the nine months ended September 30, 2009 and 2008, respectively.